Exhibit 99.1

NEWS RELEASE
Winn-Dixie Stores, Inc.	5050 Edgewood Court	Jacksonville, Florida	32254	(904) 783-5000

For Immediate Release

Winn-Dixie Stores, Inc. Announces Second Quarter Fiscal 2008 Earnings;

Reports Fourth Consecutive Quarter of 100 Basis Point Year-Over-Year

Gross Margin Improvement;

Raises Fiscal 2008 Guidance

Highlights

•	Adjusted EBITDA of $21.6 million

•	Net income of $4.1 million and diluted EPS of $0.08

•	Gross margin of 26.7%, up 100 basis points from year-ago period

•	Identical store sales increase of 0.5%

•	On track to remodel 75 stores in fiscal 2008; remodels exceeding 10% identical store sales lift target

•	Now expects fiscal 2008 Adjusted EBITDA of $105 million to $125 million

JACKSONVILLE, FL February 19, 2008 — Winn-Dixie Stores, Inc. (NASDAQ: WINN), today reported a significant year-over-year improvement in financial results for the second quarter of fiscal 2008, the 16-week period that ended on January 9, 2008. Adjusted EBITDA was $21.6 million, an increase of $21.1 million from Adjusted EBITDA of $0.5 million in the second quarter of fiscal 2007. The Company reported net income of $4.1 million, or $0.08 per diluted share for the quarter.

Gross margin was 26.7%, an increase of approximately 100 basis points compared to the year ago period, and identical store sales increased 0.5%. In addition, following its stronger than expected second quarter results, the Company now expects full-year Adjusted EBITDA in the range of $105 million to $125 million for fiscal 2008.

Winn-Dixie Chairman, CEO, and President Peter Lynch said, “Winn-Dixie had a truly outstanding quarter. We improved our profitability by effectively managing our promotional spending, while simultaneously growing our identical store sales. We are executing according to plan and, given our better than expected second quarter results, we are raising our financial guidance for the fiscal year.”

Mr. Lynch continued, “We now have reported four full consecutive quarters of post-Chapter 11 results and I’m extremely proud of what the team has been able to accomplish. We consistently have achieved year-over-year improvements in sales, margins, and operating cash flow. In addition, we are making progress with our strategic initiatives and improving our brand image. Importantly, our store remodeling program is on track and continues to generate positive results. We are still in the early stages of our multi-year turnaround plan and have a great deal to accomplish, but I am confident our strategic initiatives are gaining traction and remain very optimistic about the opportunities that lie ahead.”

Fiscal 2008 Second Quarter Results

Net sales in the second quarter were $2.2 billion, an increase of $15.9 million, or 0.7%, compared to the second quarter of fiscal 2007. Identical store sales from continuing operations increased 0.5%, compared to the second quarter of fiscal 2007.

Gross profit on sales in the second quarter was $599 million, an increase of $25.3 million compared to the second quarter of fiscal 2007. As a percentage of net sales, gross margin was 26.7% in the second quarter compared to 25.7% in the same period of fiscal 2007, an increase of 100 basis points. The improvement in gross margin was due primarily to more effective management of promotional spending and operational improvements that reduced inventory shrink.

Other operating and administrative expenses for the second quarter were $591.6 million, a decrease of $30.1 million compared to the second quarter of fiscal 2007. Several items contributed to the decline, including expenses related to the emergence from Chapter 11 that occurred in the prior year only, and an adjustment to self-insurance reserves primarily related to workers’ compensation claims.

The Company reported net income of $4.1 million, or $0.08 per diluted share for the second quarter of fiscal 2008, compared to net income of $286.8 million in the same period of fiscal 2007. Net Income in the second quarter of fiscal 2007 was impacted by significant non-cash items, primarily reorganization gains of $338.4 million.

Income from continuing operations before interest, income taxes, and depreciation and amortization expense, or EBITDA, as further adjusted for certain non-cash charges, reorganization items, self-insurance reserves adjustment, and items related to the Company’s emergence from bankruptcy, (Adjusted EBITDA) was $21.6 million for the second quarter of fiscal 2008, compared to $0.5 million in the same period of fiscal 2007.

28-Week Results

Net sales for the 28 weeks ended January 9, 2008, were $3.9 billion, an increase of $27.0 million, or 0.7%, compared to the same period in the prior fiscal year. Identical store sales from continuing operations increased 0.4%, compared to the same period in the prior fiscal year.

Net income for the 28 weeks was $3.3 million, or $0.06 per diluted share. Gross profit as a percentage of net sales was 27.0%, an increase of 100 basis points compared to the same period in the prior fiscal year. Other operating and administrative expense as a percentage of net sales was 26.9%, a decrease of 120 basis points compared to the same period in fiscal 2007.

Adjusted EBITDA was $41.1 million for the 28 weeks ended January 9, 2008, compared to a loss of $10.6 million in Adjusted EBITDA in the prior year period.

Store Remodeling Program

Winn-Dixie’s store remodeling program, which commenced in the second half of fiscal 2007, remains on track. The goal of the program is to modernize Winn-Dixie stores by dramatically improving their appearance, heightening their focus on fresh, high-quality products and enhancing the overall shopping experience for customers in each neighborhood it serves.

Since the inception of the program, the Company has completed 47 store remodels, nine of which are still in the grand re-opening phase, which is typically a four week period of heavy promotional activity. Of the remaining 38 stores, 24 are considered by the Company to be offensive remodels. Approximately 80% of the remodels planned for fiscal 2008 are expected to be offensive remodels.

As of the end of the second quarter of fiscal 2008, the Company’s 24 offensive remodeled stores had experienced a 12% weighted average sales lift after the grand re-opening phase. The sales lift in the offensive remodels resulted from increases in transaction count and basket size of 5.2% and 6.8%, respectively. Sales lift is calculated by comparing the store’s sales following the completion of the grand re-opening phase to the store’s sales in the prior-year comparable period.

“I am very pleased that we remain above our target of a 10% weighted average sales lift at the remodeled stores,” Lynch said. “We are on track to meet our goal of remodeling a total of 75 stores this fiscal year. By the end of the fiscal year, we will have remodeled approximately 18% of our store base, and we plan to remodel roughly half the chain by the end of fiscal 2010.”

Liquidity and Capital Resources

As of January 9, 2008, the Company had $588.4 million of liquidity, comprised of $446.6 million of borrowing availability under the Credit Agreement and $141.8 million of cash and cash equivalents and marketable securities. The Company anticipates its capital expenditures for the remainder of fiscal 2008 will be funded substantially by cash flows from operations and working capital improvements.

Fiscal 2008 Guidance

The Company now expects fiscal 2008 Adjusted EBITDA of between $105 million to $125 million, an increase from previous estimate of $90 million to $115 million.

Commenting on the Company’s guidance, Mr. Lynch said, “Our revised guidance for fiscal 2008 Adjusted EBITDA is based on our expectation that we will maintain approximately the same gross margin we reported in the second half of fiscal 2007, as we focus on achieving a year-over-year improvement in our identical store sales in the second half of fiscal 2008.”

Estimating future financial performance is subject to risk and uncertainties, particularly for a company in the initial stages of a multi-year turnaround plan. Some of these risks are described below. For additional information about the risks and uncertainties we face, please refer to risk factors discussed in the Company’s Form 10-K for the fiscal year ended June 28, 2007 and our other filings with the SEC.

Conference Call and Webcast Information

The Company will host a live conference call and simultaneous audio webcast on Wednesday, February 20, 2008, from 8:30 AM to 9:30 AM Eastern Time. To access the simultaneous webcast of the conference call (a replay of which will be available later in the day), please go to the Company's Investor Relations site at http://www.winn-dixie.com under “About Us”. Parties interested in participating in this call should dial-in ten minutes prior to the start time at 877-548-7905 or 719-325-4852. A recording of the call will be available on the Investor Relations section of the Winn-Dixie website and, from February 20 through February 27, 2008, can also be accessed by calling 888-203-1112 or 719-457-0820. The replay passcode is 5030347.

About Winn-Dixie

Winn-Dixie Stores, Inc. is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. The Company currently operates 521 retail grocery locations including more than 400 in-store pharmacies in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winn-dixie.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project,”

“continuing,” “ongoing,” “should,” “will,” “believe,” or “intend” and similar words and phrases. There are many factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin, including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brands; competitive factors, which could include new store openings, price reduction programs and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to manage gross margin rates effectively; the ability of the Company to attract, train and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems, including programs to support retail pricing policies; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates or fuel costs, which could impact consumer spending and buying habits and the cost of doing business; the availability and terms of capital resources and financing and its adequacy for the Company’s planned investment in store remodeling and other activities; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s business; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Form 10-K for the fiscal year ended June 28, 2007 and other Company filings with the Securities and Exchange Commission. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Investor Contact:	Media Contact:
Eric Harris	Robin Miller
Director of Investor Relations	Director of Communications
(904) 783-5033	(904) 370-7715

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Successor		Predecessor	Combined
Amounts in thousands except per share data	16 weeks ended Jan. 9, 2008	8 weeks ended Jan. 10, 2007	8 weeks ended Nov. 15, 2006	16 weeks ended Jan. 10, 2007
Net sales	$2,246,968	1,164,192	1,066,852	2,231,044
Cost of sales, including warehouse and delivery expenses	1,647,942	873,034	784,245	1,657,279

Gross profit on sales	599,026	291,158	282,607	573,765
Other operating and administrative expenses	591,560	302,528	319,139	621,667
Impairment charges	210	—	18,743	18,743
Restructuring charge, net gain	—	—	(113)	(113)

Operating income (loss)	7,256	(11,370)	(55,162)	(66,532)
Interest (income) expense, net	(1,080)	(566)	3,108	2,542

Income (loss) before reorganization items and income taxes	8,336	(10,804)	(58,270)	(69,074)
Reorganization items, net gain	—	—	(338,449)	(338,449)
Income tax expense (benefit)	4,265	(855)	(12,567)	(13,422)

Income (loss) from continuing operations	4,071	(9,949)	292,746	282,797

Discontinued operations:
Income from discontinued operations	—	—	2,903	2,903
Gain on disposal of discontinued opertions	—	—	1,093	1,093

Income from discontinued operations	—	—	3,996	3,996

Net income (loss)	$4,071	(9,949)	296,742	286,793

Basic and diluted earnings (loss) per share (1)
Earnings (loss) from continuing operations	$0.08	(0.18)	2.07	N/A
Earnings from discontinued operations	—	—	0.03	N/A

Earnings (loss) per share	$0.08	(0.18)	2.10

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net income (loss)	$4,071	(9,949)	296,742	286,793
Adjustments to reconcile Net income (loss) to EBITDA:
Income tax expense (benefit)	4,265	(855)	(12,567)	(13,422)
Depreciation and amortization	26,503	9,981	14,195	24,176
Favorable and unfavorable lease amortization, net	885	531	—	531
Interest (income) expense, net	(1,080)	(566)	3,108	2,542

EBITDA	34,644	(858)	301,478	300,620

Adjustments to reconcile EBITDA to Adjusted EBITDA
Self-insurance reserve adjustment	(18,316)	—	(840)	(840)
Share-based compensation	4,091	147	10,071	10,218
Post-emergence bankruptcy-related professional fees	971	6,227	—	6,227
Impairment charges	210	—	18,743	18,743
Income from discontinued operations	—	—	(3,996)	(3,996)
Reorganization items, net gain	—	—	(338,449)	(338,449)
Restructuring charge, net gain	—	—	(113)	(113)
Plan-related D&O insurance payment	—	—	8,100	8,100

Adjusted EBITDA	$21,600	5,516	(5,006)	510

Note 1: Predecessor earnings per share is not comparable to that of the successor.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Successor		Predecessor	Combined
Amounts in thousands except per share data	28 weeks ended Jan. 9, 2008	8 weeks ended Jan. 10, 2007	20 weeks ended Nov. 15, 2006	28 weeks ended Jan. 10, 2007
Net sales	$3,867,866	1,164,192	2,676,678	3,840,870
Cost of sales, including warehouse and delivery expenses	2,822,485	873,034	1,969,641	2,842,675

Gross profit on sales	1,045,381	291,158	707,037	998,195
Other operating and administrative expenses	1,040,204	302,528	776,482	1,079,010
Impairment charges	210	—	20,778	20,778
Restructuring charge, net loss	—	—	786	786

Operating income (loss)	4,967	(11,370)	(91,009)	(102,379)
Interest (income) expense, net	(2,515)	(566)	5,527	4,961

Income (loss) before reorganization items and income taxes	7,482	(10,804)	(96,536)	(107,340)
Reorganization items, net gain	—	—	(334,430)	(334,430)
Income tax expense (benefit)	4,201	(855)	(13,980)	(14,835)

Income (loss) from continuing operations	3,281	(9,949)	251,874	241,925

Discontinued operations:
Income from discontinued operations	—	—	2,333	2,333
Gain on disposal of discontinued opertions	—	—	17,922	17,922

Income from discontinued operations	—	—	20,255	20,255

Net income (loss)	$3,281	(9,949)	272,129	262,180

Basic and diluted earnings (loss) per share (1)
Earnings (loss) from continuing operations	$0.06	(0.18)	1.78	N/A
Earnings from discontinued operations	—	—	0.15	N/A

Earnings (loss) per share	$0.06	(0.18)	1.93

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net income (loss)	$3,281	(9,949)	272,129	262,180
Adjustments to reconcile Net income (loss) to EBITDA:
Income tax expense (benefit)	4,201	(855)	(13,980)	(14,835)
Depreciation and amortization	43,963	9,981	36,178	46,159
Favorable and unfavorable lease amortization, net	1,753	531	—	531
Interest (income) expense, net	(2,515)	(566)	5,527	4,961

EBITDA	50,683	(858)	299,854	298,996

Adjustments to reconcile EBITDA to Adjusted EBITDA
Self-insurance reserve adjustment	(18,316)	—	(840)	(840)
Share-based compensation	6,856	147	11,609	11,756
Post-emergence bankruptcy-related professional fees	1,631	6,227	—	6,227
Impairment charges	210	—	20,778	20,778
Income from discontinued operations	—	—	(20,255)	(20,255)
Reorganization items, net gain	—	—	(334,430)	(334,430)
Restructuring charge, net loss	—	—	786	786
VISA / MasterCard settlement	—	—	(1,706)	(1,706)
Plan-related D&O insurance payment	—	—	8,100	8,100

Adjusted EBITDA	$41,064	5,516	(16,104)	(10,588)

Note 1: Predecessor earnings per share is not comparable to that of the successor.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Dollar amounts in thousands except par value	Jan. 9, 2008	June 27, 2007
ASSETS
Current assets:
Cash and cash equivalents	$101,768	201,946
Marketable securities	40,000	4,836
Trade and other receivables, less allowance for doubtful receivables of $2,955 ($3,663 at June 27, 2007)	99,017	94,173
Insurance claims receivable	22,580	22,900
Income tax receivable	15,848	15,883
Merchandise inventories, less LIFO reserve of $9,987 ($5,107 at June 27, 2007)	652,424	641,458
Prepaid expenses and other current assets	41,970	40,982

Total current assets	973,607	1,022,178

Property, plant and equipment, net	379,736	300,174
Intangible assets, net	318,237	331,803
Other assets, net	17,114	16,736

Total assets	$1,688,694	1,670,891

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current obligations under capital leases	$7,218	6,289
Accounts payable	301,173	262,787
Reserve for self-insurance liabilities	71,675	73,451
Accrued wages and salaries	67,460	76,334
Accrued rent	34,887	39,685
Accrued expenses	80,068	83,763

Total current liabilities	562,481	542,309

Reserve for self-insurance liabilities	140,232	147,339
Long-term borrowings under credit facilities	—	14
Unfavorable leases	131,871	138,700
Obligations under capital leases	17,992	18,622
Other liabilities	29,249	26,966

Total liabilities	881,825	873,950

Shareholders’ equity:
Common stock, $0.001 par value. Authorized 400,000,000 shares; 54,000,000 shares issued; 53,901,473 shares outstanding at Jan. 9, 2008 and June 27, 2007	54	54
Additional paid-in-capital	769,257	762,401
Retained earnings	31,746	28,465
Accumulated other comprehensive income	5,812	6,021

Total shareholders’ equity	806,869	796,941

Total liabilities and shareholders’ equity	$1,688,694	1,670,891

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Successor		Predecessor
Amounts in thousands	28 weeks ended Jan. 9, 2008	8 weeks ended Jan. 10, 2007	20 weeks ended Nov. 15, 2006
Cash flows from operating activities:
Net income (loss)	$3,281	(9,949)	272,129
Adjustments to reconcile Net income (loss) to net cash provided by (used in) operating activities:
Loss (gain) on sales of assets, net	145	367	(35,373)
Reorganization items, net loss	—	—	(334,430)
Impairment charges	210	—	20,857
Depreciation and amortization	43,963	9,981	36,274
Share-based compensation	6,856	147	11,609
Deferred income taxes	4,335	—	—
Change in operating assets and liabilities:
Favorable and unfavorable leases, net	1,753	531	—
Trade, insurance and other receivables	(4,524)	(724)	29,850
Merchandise inventories	(10,966)	33,024	(31,564)
Prepaid expenses and other current assets	(988)	(8,441)	(2,426)
Accounts payable	33,899	(39,153)	(20,458)
Income taxes payable/receivable	(234)	2,207	(2,944)
Reserve for self-insurance liabilities	(9,082)	2,160	(1,203)
Accrued expenses and other	(16,427)	(26,077)	(4,278)

Net cash provided by (used in) operating activities before reorganization items	52,221	(35,927)	(61,957)

Cash effect of reorganization items	—	—	(11,085)

Net cash provided by (used in) operating activities	52,221	(35,927)	(73,042)

Cash flows from investing activities:
Purchases of property, plant and equipment	(108,647)	(10,988)	(23,888)
(Increase) decrease in investments and other assets, net	(7,695)	17,001	15,067
Sales of assets	118	—	83,012
Purchases of marketable securities	(72,090)	(860)	(4,321)
Sales of marketable securities	35,466	79	14,991
Other, net	—	(78)	(308)

Net cash (used in) provided by investing activities	(152,848)	5,154	84,553

Cash flows from financing activities:
Gross borrowings on credit facilities	6,654	1,470	7,690
Gross payments on credit facilities	(6,668)	(1,470)	(47,690)
Increase in book overdrafts	4,487	14,493	164
Principal payments on long-term debt and capital leases	(4,024)	(142)	(981)
Debt issuance costs	—	(8,829)	(366)

Net cash provided by (used in) financing activities	449	5,522	(41,183)

Decrease in cash and cash equivalents	(100,178)	(25,251)	(29,672)
Cash and cash equivalents at beginning of period	201,946	157,871	187,543

Cash and cash equivalents at end of period	$101,768	132,620	157,871